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                                                                      Exhibit 99


                   S1 STREAMLINES OPERATIONS TO SHARPEN FOCUS


ATLANTA, Nov. 2, 2000 - As a result of a strategic review of its global business, S1 Corporation (Nasdaq: SONE) announced today that it has streamlined its operations and reduced its worldwide workforce by approximately seven percent.

"Through multiple acquisitions, S1 has increased its employee base dramatically in the past year," said James S. Mahan III, CEO of S1 Corporation. "Today's actions reflect further steps in the integration of these acquisitions into a more streamlined and efficient operation. S1 continues to sharpen its focus on its core business and strive toward long-term growth and profitability for the best interest of all its constituents, including customers, employees and shareholders."

The financial implications of this action will be addressed in the S1 quarterly earnings conference call on Tuesday, November 7, 2000 at 5 p.m. ET.

ABOUT S1 CORPORATION
           S1 (Nasdaq: SONE), the pioneer of Internet banking, is a leading global provider of innovative eFinance solutions and services that are centered on banking, brokerage and insurance. S1 is enabling financial service providers to create a complete Enterprise eFinance Experience(TM) by delivering the tools necessary to meet the evolving demands of their customers across various lines of businesses, market segments and delivery channels. Through its Open eFinance Architecture(TM), S1 offers a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and gain competitive advantage. Additionally, through the Company's professional services organization, S1 applications can be implemented in-house or hosted in an S1 Data Center. Additional information about S1 is available at http://www.s1.com.

FORWARD-LOOKING STATEMENTS
This press release includes statements and other matters which are forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. The statements contained in this release that are forward-looking are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are in no way limited to:

- the possibility that the anticipated benefits from our acquisition transactions will not be fully realized;

- the possibility that costs or difficulties related to our integration of acquisitions will be greater than expected;

- our dependence on the timely development, introduction and customers acceptance of new Internet services;

- rapidly changing technology and shifting demand requirements and Internet usage patterns;

- other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel; and

- other risk factors as may be detailed from time to time in our public announcements and filings with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 1999.

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In addition, nothing in the press release should be viewed as an update or comment on earlier forward-looking statements provided by S1 Corporation. As noted above, because actual results, performance or developments may differ materially from forward-looking statements, S1 will not update such statements over the course of future periods, except in the course of our reports under applicable laws.

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